Exhibit 4(bb)

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

WELLS FARGO & COMPANY, AS ISSUER

AND

CITIBANK, N.A., AS TRUSTEE

Dated as of NOVEMBER 8, 2004

TO

INDENTURE

Dated as of April 15, 2003

FLOATING RATE CONVERTIBLE

SENIOR DEBENTURES DUE 2033

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is made as of the 8th day of November, 2004, between Wells Fargo & Company (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture dated as of April 15, 2003 (the “Indenture”); and

WHEREAS, pursuant to the Indenture the Company issued, and the Trustee authenticated and delivered, the Company’s Floating Rate Convertible Senior Debentures Due 2033 (the “Securities”); and

WHEREAS, Section 8.02 of the Indenture provides that the Company, with the consent of the Holders of at least a majority in Original Principal Amount of the outstanding Securities, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities to the extent set forth therein; and

WHEREAS, pursuant to its Consent Solicitation Statement dated October 27, 2004, the Company solicited consents of the Holders to the amendment set forth in this First Supplemental Indenture (the “Amendment”); and

WHEREAS, the Holders of at least a majority in aggregate Original Principal Amount of the outstanding Securities have duly consented to the Amendment in accordance with Section 8.02 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1

DEFINITIONS

1.01 General. For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

A.	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

B.	capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENT

2.01 Amendment to Section 11.07 of the Indenture – Conversion Procedures. The last paragraph of Section 11.07 of the Indenture is hereby amended and restated in its entirety as follows:

The Holders’ rights to convert Securities into Common Stock are subject to the Company’s right to elect instead to pay each such Holder the amount of cash determined pursuant to this Article (or an equivalent amount in a combination of cash and shares of Common Stock), in lieu of delivering such Common Stock. Any cash paid by the Company to the Paying Agent or the Trustee in respect of converted Securities shall be segregated and held as a separate trust fund for the benefit of the Holders of converted Securities.

ARTICLE 3

MISCELLANEOUS

3.01 Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For the avoidance of doubt, the parties confirm that the Amendment, and the payment by the Company and the receipt by the Holders of the Securities of a fee in respect of the consent of the Holders to such Amendment, are not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities, or (ii) effect a novation, reissuance or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

3.03 Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together. From and after the effectiveness of this First Supplemental Indenture, all references to the Indenture in the Indenture and the Securities shall refer to the Indenture as supplemented hereby.

3.04 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

3.05 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act’”), that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

3.06 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08 Benefits of Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

3.09 Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

3.10 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this First Supplemental Indenture or the due authorization of this First Supplemental Indenture by the Company.

3.11 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.12 Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

3.13 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

3.14 Further Assurances. The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

WELLS FARGO & COMPANY, AS ISSUER

By:	/s/ Barbara S. Brett
Name: Barbara S. Brett
Title: Assistant Treasurer

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Nancy Forte
Name: Nancy Forte
Title: Assistant Vice President

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